Exhibit 10.3


                            AMENDMENT NUMBER 7 TO THE
                             C&D TECHNOLOGIES, INC.
                       PENSION PLAN FOR SALARIED EMPLOYEES



Article II is amended by the addition of the following Section 2.6.

"2.6 No New Members After December 31, 2000

         Effective on and after January 1, 2001, no Employee shall be permitted entry in the Plan under the provisions of this Article II or any other provision of this Plan. Any Member of the Plan who is an active Employee on December 31, 2000 shall continue to earn Credited Service and Eligibility Service under the terms of the Plan subject to the terms of Section 2.7."

Article II is amended by the addition of the following Section 2.7.

"2.7 Irrevocable Election to Cease Participation

         Any Employee who is hired by the Company and becomes a Member of the Plan on and after January 1, 2000 and on and before December 31, 2000, may, at the time and in the manner as published to such Employees by the Committee, irrevocably elect to cease participation in the Plan. If an Employee makes an irrevocable election to cease participation, all Credited Service shall cease, but such Employee will continue to earn Eligibility Service for purposes of vesting under the Plan. Such Employee's Accrued Benefit shall be based on Credited Service and Average Final Creditable Compensation on the date such cessation of participation becomes effective."



                                          C&D Technologies, Inc.


                                          By /s/ Mark Z. Sappir
                                             --------------------------

                                          Title VP, Human Resources
                                             --------------------------



Date: 11/29/2000